Exhibit 99.1

Flextronics contacts:

Thomas J. Smach

Chief Financial Officer

+1.408.576.7722

investor_relations@flextronics.com

Renee Brotherton

Senior Director of Corporate Marketing

+1.408.576.7189

renee.brotherton@flextronics.com

FLEXTRONICS APPOINTS NEW BOARD MEMBER

Singapore, February 10, 2006 – Flextronics (NASDAQ: FLEX) today announced that Ambassador Rockwell A. Schnabel, a partner and founder of $1.5 billion Trident Capital, has been elected to the Company’s Board of Directors effective February 7, 2006.

Most recently, Mr. Schnabel served as the U.S. Representative to the European Union from 2001-2005. Mr. Schnabel also served under President Reagan as U.S. Ambassador to Finland, where he successfully negotiated the U.S.-Finland Export Control Agreement. He also served at the U.S. Department of Commerce as Undersecretary, Deputy Secretary and Acting Secretary of Commerce in the administration of President George H.W. Bush. While with the Commerce Department, he worked on early talks for the North American Free Trade Agreement (NAFTA). He also spearheaded a Commerce Department effort to commercialize diverse technologies produced by U.S. government laboratories.

Prior to founding Trident Capital, Ambassador Schnabel served as President of Bateman Eichler, Hill Richards, Inc. (now part of Wachovia Bank), Chairman of the Los Angeles Convention Board, and the Los Angeles $12 billion Police and Fireman’s Pension Fund. He and his wife founded the Schnabel Foundation to support health, education and the arts. Mr. Schnabel has received many notable awards, including a Medal of Honor from The Netherlands Olympic Committee, a Gold Medal from the Dutch government, the Grand Cross of the Order of the Lion (awarded by the President of Finland), South Africa’s Commander of the Order of Good Hope and the U.S. Department of Commerce Gold Medal Award, the department’s highest honor for Leadership and Management. Mr. Schnabel attended Trinity College and holds an Honorary Doctorate of Law from Pepperdine University.

“Rockwell is an exceptional leader who is deeply respected by worldwide industry and political leaders alike. His experience is broad, and his knowledge invaluable—he brings a wealth of experience to Flextronics,” said Mike McNamara, Chief Executive Officer of Flextronics. “I would like to extend a warm welcome to him as the newest member of the Flextronics Board.”

About Flextronics

Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to aerospace, automotive, computing, consumer digital, industrial, infrastructure, medical and mobile OEMs. With fiscal year 2005 revenues of USD$15.9 billion, Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in over 30 countries on five continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.

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